UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Citizens Communications

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 15, 2004

Dear Fellow Stockholder:

          The 2004 Annual Meeting of the Stockholders of Citizens Communications Company will be held at the offices of the Company, Three High Ridge Park, Stamford, CT 06905, on Tuesday, May 18, 2004, at 10:00 a.m., Eastern Time.

          At last year’s Annual Meeting, 90% of Citizens’ outstanding shares were represented.  We hope that the percentage will be even higher at the upcoming meeting.  It is important that your shares be represented, whether or not you attend the meeting.  In order to ensure that you will be represented, we ask that you sign, date, and return the enclosed proxy card.  You may also vote your shares via the Internet or telephone.  Information regarding voting by mail, the Internet, or telephone is included on the proxy card instructions.  If present, you may revoke your proxy and vote in person.

          Attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representative, and Company guests.  Registered stockholders planning to attend the meeting should so indicate by marking the appropriate box on the proxy card.

          We look forward to seeing and meeting with you at the Annual Meeting.

Cordially,

Leonard Tow
Chairman and Chief Executive Officer

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 15, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
 CITIZENS COMMUNICATIONS COMPANY:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Communications Company will be held at the offices of the Company, Three High Ridge Park, Stamford, CT 06905, on Tuesday, May 18, 2004, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect directors;

2.	To ratify the appointment of KPMG LLP as our independent public accountants for 2004;

3.	To consider a stockholder proposal regarding future severance agreements with senior executives; and

4.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

          The board of directors fixed the close of business on March 19, 2004, as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

          A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders for a period of ten days prior to the meeting, during ordinary business hours, at the offices of the Company, Three High Ridge Park, Stamford, CT 06905, and also on the meeting date.

By Order of the Board of Directors

L. Russell Mitten
Secretary

PROXY STATEMENT

          This statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Communications Company to be voted at our annual meeting of stockholders.  The mailing address of our administrative offices is Three High Ridge Park, Stamford, CT 06905.  The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is April 15, 2004.

          Only holders of record of our common stock, par value $0.25 per share, as of the close of business on March 19, 2004, the record date, will be entitled to notice of and to vote at the annual meeting.  As of the record date, there were 287,044,747 shares of common stock outstanding, each of which is entitled to one vote at the annual meeting.  We have no other class of voting securities issued and outstanding.  The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting.

          Directors will be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting.  The selection of our independent public accountants for 2004 will be ratified by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting.  Approval of the stockholder proposal regarding future severance agreements with senior executives requires a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting.  Abstentions by stockholders present in person or by proxy will have the effect of a negative vote with respect to the election of directors, the ratification of the appointment of our independent public accountants, and the stockholder proposal.  Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers that have not given instructions to such brokers have the authority to vote on the election of directors and ratification of auditors.  Accordingly, unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and the approval of the appointment of our independent public accountants.  Brokers who hold shares in street name for customers who have not given instructions to such brokers do not have the authority to vote on the stockholder proposal.  Stockholders may not cumulate their votes.  Stockholders who execute proxies may revoke them at any time before they are voted in writing or by attending the annual meeting.

Stock Ownership of Certain Beneficial Owners, Directors, and Executive Officers

          As of February 29, 2004, no person or group of persons, except for FMR Corp.; Sagamore Hill Capital Management, L.P.; Wallace R. Weitz & Company; Wellington Management Company, LLP; and Chieftain Capital Management, Inc.; are each known by us to beneficially own more than 5% of our common stock.  The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) by those entities as of February 29, 2004.  All information regarding the number of our shares beneficially owned, and regarding voting and investment power with respect thereto, by any person or group that beneficially owns more than 5% of our common stock, is based solely on our review of Schedules 13G (and amendments thereto) filed with the SEC as of February 29, 2004.  Those filings contain information as of particular dates and may not reflect current holdings of our common stock.  Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

Name and Address of Beneficial Owner	Common Stock Owned		Percentage of Common Stock (1)

FMR Corp.	39,297,359	(2)	11.96%
82 Devonshire Street
Boston, MA 02109

Sagamore Hill Capital Management, L.P.	24,389,787	(3)	7.42%
2 Greenwich Office Park
Greenwich, CT 06831

Wallace R. Weitz & Company	23,410,500	(4)	7.13%
1125 South 103rd Street
Suite 600
Omaha, NE 68124-6008

Wellington Management Company, LLP	20,688,960	(5)	6.30%
75 State Street
Boston, MA 02109

Chieftain Capital Management, Inc.	17,681,905	(6)	5.38%
12 East 49th Street
New York, NY 10017

(1)  For each person or group, the percentage of ownership was determined by dividing the number of shares shown in the table by 328,483,779, the number of shares of our common stock outstanding as of February 29, 2004, or acquirable within 60 days of such date, including the number of shares of our common stock acquirable pursuant to early settlement provisions of our outstanding equity units.
(2)  Based on a Schedule 13G/A Information Statement filed by FMR Corp.; Edward C. Johnson, 3d; Abigail P. Johnson; Fidelity Management & Research Company; and FA Mid Cap Stock Fund on February 17, 2004.  The address of each of these persons is the same as FMR Corp.  Such Schedule 13G/A discloses that FMR Corp. has sole dispositive power with respect to all of these shares and sole power to vote or to direct the vote with respect to 5,086,418 of these shares.  Members of the family of Edward C. Johnson, 3d, hold approximately 49% of the voting power of FMR Corp.  Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the outstanding stock of FMR Corp.  Mr. Johnson is the Chairman of FMR Corp. and Abigail Johnson is a director of that company.  Approximately 10.42% of our outstanding common stock, or 34,213,026 shares, is held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies.  Mr. Johnson, FMR Corp., and the funds each has sole dispositive power with respect to those shares.  Fidelity Management & Research Company has the sole power to vote these shares. Approximately 4.90% of our outstanding common stock, or 16,101,630, is held by one investment company, FA Mid Cap Stock Fund.  Approximately 1.19% of our outstanding common stock, or 3,909,187 shares, is held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp.  Mr. Johnson and FMR Corp. each has sole dispositive power and sole power to vote or to direct the voting with respect to these shares.  Approximately 0.36% of our outstanding common stock, or 1,173,900 shares, is held by Fidelity International Limited, approximately 39.89% of the voting stock of which is controlled by Mr. Johnson and members of his family.  Mr. Johnson is Chairman of Fidelity International Limited.  Fidelity International Limited has sole dispositive power and sole voting power with respect to these shares.  Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., holds 1,246 shares of our outstanding common stock.
(3)  Based on a Schedule 13G Information Statement filed by Sagamore Hill Capital Management, L.P.; Sagamore Hill Capital Advisers, LLC; and Steven H. Bloom on February 17, 2004.  The address of Sagamore Hill Capital Advisors, LLC, and Steven H. Bloom is the same as that of Sagamore Hill Capital Management, L.P. Such Schedule 13G discloses that 26,500 shares are held for the account of the Sagamore Hill Hub Fund Ltd. and 24,183,989 shares are issuable upon the conversion of certain equity units held for the account of the Sagamore Hill Hub Fund Ltd. Sagamore Hill Capital Management, L.P., serves as investment manager of the Sagamore Hill Hub Fund Ltd.  The General Partner of Sagamore Hill Capital Management, L.P. is Sagamore Hill Capital Advisors, LLC. Steven H. Bloom is the sole member of Sagamore Hill Capital Advisors, LLC.  Each of Sagamore Hill Capital Management, L.P.; Sagamore Hill Capital Advisors, LLC; and Steven H. Bloom has sole dispositive power and sole power to vote or to direct the voting with respect to these shares.
(4)  Based on a Schedule 13G/A Information Statement filed by Wallace R. Weitz & Company and Wallace R. Weitz, President and Primary Owner of Wallace R. Weitz & Company, on January 23, 2004. The address of Wallace R. Weitz is the same as that of Wallace R. Weitz & Company.  Such Schedule 13G/A discloses that Wallace R. Weitz & Company and Wallace R. Weitz hold shared dispositive power over 23,410,500 shares and shared voting power over 23,265,500 shares.
(5)  Based on a Schedule 13G Information Statement filed by Wellington Management Company, LLP, on February 12, 2004.  Such Schedule 13G discloses that Wellington Management Company, LLP, holds shared dispositive  power over 20,668,960 and shared voting power over 15,887,360 shares.
(6)  Based on a Schedule 13G/A Information Statement filed by Chieftain Capital Management, Inc., on February 13, 2004.  Such Schedule 13G/A discloses that Chieftain Capital Management, Inc., holds shared dispositive power and shared voting power over these shares.

          The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of February 29, 2004, by (a) each director and nominee for director of the Company, (b) the person who in 2003 was our Chief Executive Officer, (c) the four other most highly compensated executive officers named in the Summary Compensation Table on page 15, and (d) all of our current directors and executive officers as a group.  Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned and has an address at our executive offices.  The table reflects unvested restricted shares issued to individuals on February 19, 2004, but does not reflect unvested restricted shares issued on March 11, 2004, as set forth in the Summary Compensation Table on page 15.

Name	Position	Common Stock Owned (1)		Acquirable Within 60 Days (2)		Percentage of Common Stock (3)

John H. Casey, III	Executive Vice President; President and Chief Operating Officer of the ILEC Division	433,519	(4)	145,000		*
Jerry Elliott	Senior Vice President and	94,109	(5)	20,000		*
	Chief Financial Officer
Aaron I. Fleischman	Director	214,199	(6)	178,514		*
Rudy J. Graf	Director	660,629	(7)	417,500		*
Stanley Harfenist	Director	178,504		178,504		*
Michael G. Harris	Senior Vice President Engineering	350,872	(8)	262,188		*
	and New Technology
Andrew N. Heine	Director	218,669		218,510		*
William M. Kraus	Director	18,801	(9)	17,083		*
Scott N. Schneider	Vice Chairman of the Board of Directors, President, Chief Operating Officer and Director	643,541	(10)	410,000		*
John L. Schroeder	Director	237,525		230,525		*
Robert A. Stanger	Director	191,045		188,508		*
Edwin Tornberg	Director	57,424	(11)	48,376		*
Claire L. Tow	Director	11,540,864	(12)(13)	3,069,032	(14)	3.51%
Leonard Tow	Chairman of the Board of Directors and Chief Executive Officer	11,540,864	(12)(15)	3,069,032	(16)	3.51%
David H. Ward	Director	13,125		13,125		*
All Executive Officers and Directors as a group (21 persons)		15,709,030		6,008,806		4.78%

* Represents less than 1% of our outstanding common stock.
(1) Pursuant to rules of the SEC, includes shares acquirable as further described in footnote (2).  Shares owned as of February 29, 2004, may be determined by subtracting the number under “Acquirable Within 60 Days” from that under “Common Stock Owned.”
(2) Reflects number of shares that could be purchased by exercise of options as of February 29, 2004, or within 60 days thereafter, under our Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, or the Non-Employee Directors’ Deferred Fee Equity Plan, as applicable.
(3) Based on number of shares outstanding at, or acquirable within 60 days of, February 29, 2004, including the number of shares of our common stock acquirable pursuant to early settlement provisions of our outstanding equity units.
(4) Includes 103,500 restricted shares over which Mr. Casey has sole voting power but no dispositive power.
(5) Includes 74,000 restricted shares over which Mr. Elliott has sole voting power but no dispositive power.
(6) Includes 30,733 shares held by the Aaron I. Fleischman Foundation, of which Mr. Fleischman is the sole trustee.  Mr. Fleischman disclaims beneficial ownership of these shares.
(7) Includes 50,000 restricted shares over which Mr. Graf has sole voting power but no dispositive power.
(8) Includes 37,800 restricted shares over which Mr. Harris has sole voting power but no dispositive power.
(9) Includes 1,718 shares held by the William M. Kraus Trust, of which Mr. Kraus is the sole trustee.
(10) Includes 166,000 restricted shares over which Mr. Schneider has sole voting power but no dispositive power.
(11) Includes 651 shares of common stock held by Mr. Tornberg’s wife.
(12) Includes 5,394,022 shares of common stock owned by Lantern Investment Company, LLC, of which Leonard Tow is the sole member.  Claire Tow is the wife of Leonard Tow.  These shares of common stock are included in the above table for Leonard Tow and Claire Tow, as required by the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934.  Therefore, each of Leonard Tow and Claire Tow is deemed to have a beneficial interest in these 5,394,022 shares of our common stock.  Leonard Tow has sole voting and dispositive power with respect to the 5,394,022 shares of our common stock owned by Lantern Investment Company, LLC.  Except to the extent of this interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of our common stock.  Includes 213 shares held in a joint account by Claire Tow and Leonard Tow.  Leonard and Claire Tow each disclaims beneficial ownership of one-half of these shares.
(13) Includes 32,369 shares of common stock held by Claire Tow as custodian for her minor grandchildren; 11,325,439 shares of common stock or options exercisable therefor owned by her husband, Leonard Tow, 1,559,974 shares of which are performance shares over which Leonard Tow has sole voting power but no dispositive power; 1,750 shares of common stock held in Leonard Tow’s individual retirement account; and 20,360 shares held in a 401(k) account, each for the benefit of her husband, Leonard Tow.  Includes 610,000 restricted shares over which Leonard Tow has sole voting power but no dispositive power.  Claire Tow disclaims beneficial ownership of all of these shares.
(14) Includes 2,890,528 shares of common stock acquirable by Leonard Tow within 60 days.  Claire Tow disclaims beneficial ownership of all of these shares.
(15) Includes 32,369 shares of common stock held by Claire Tow, Leonard Tow’s wife, as custodian for her minor grandchildren; 2,860 owned by Claire Tow; and 1,586 shares of common stock held in Claire Tow’s individual retirement account.  Leonard Tow disclaims beneficial ownership of all of these shares.  Includes 1,559,974 performance shares over which Leonard Tow has sole voting power but no dispositive power.  Includes 610,000 restricted shares over which Leonard Tow has sole voting power but no dispositive power.
(16) Includes 178,504 shares of common stock acquirable by Claire Tow within 60 days.  Leonard Tow disclaims beneficial ownership of all of these shares.

ELECTION OF DIRECTORS

          At the annual meeting, 12 directors are to be elected to hold office until the next annual meeting or until their successors have been elected and qualified.  All of the nominees are currently serving as our directors.  Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.  It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified.  In case any of these nominees should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice.  The information concerning the nominees and their security holdings has been furnished to us by the nominees.  Leonard Tow and Claire Tow are husband and wife.  There are no other family relationships between any of the nominees.

          The board of directors has determined that Messrs. Harfenist, Heine, Kraus, Schroeder, Stanger, Tornberg, and Ward are independent under the rules of the New York Stock Exchange.  In determining director independence, the board of directors reviewed not only relationships between the director and the Company, but also relationships between the Company and the organizations with which the director is affiliated.  After considering the relevant facts and circumstances, the board of directors determined that none of these individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a director of the Company, because each of these directors is free from any relationship with the Company that would impair the director’s ability to exercise independent judgment.  Robert Stanger has been elected as the Lead Director by our independent directors.  Mr. Stanger presides at executive sessions of non-management directors.

          Any stockholder or interested party who wishes to communicate with our board of directors or any specific director, including our Lead Director, any non-management director, or the non-management directors as a group, may do so by writing to such director or directors at: Citizens Communications Company, Three High Ridge Park, Stamford, CT 06905.  This communication will be forwarded to the director or directors to whom it is addressed.  This information regarding contacting our board of directors is also posted on our website at www.czn.net.

Aaron I. Fleischman

Senior Partner of Fleischman and Walsh, L.L.P., Washington, DC, law firm specializing in regulatory, corporate-securities, legislative, and litigation matters for telecommunications, regulated utility, and transportation companies since 1976.  Director, Southern Union Company, 1990 until 2002.  Age 65.

Director since 1989

Rudy J. Graf

Director, Ntelos, Inc., 2003 to present.  Vice Chairman of the Board of Directors of Citizens Communications Company, 2001 to 2002; President, Chief Operating Officer of Citizens Communications Company, 1999 to 2002; Director, President and Chief Operating Officer, Centennial Cellular Corp., 1990 to 1999; Director, Electric Lightwave, Inc., 1999 to 2002.  Age 54.

Director since 2000

Stanley Harfenist	Retired. President and Chief Executive Officer of Adesso, Inc., manufacturer of hardware for the Macintosh computer, 1993 through 1999. Director of Electric Lightwave, Inc., 1997 to 2002. Age 72.	Director since 1992

Andrew N. Heine	Private investor, 1989 to present; Director of Orleans Home Builders, Inc., 1994 to present. Age 75.	Director since 1975

William M. Kraus	Retired. Director of Century Communications Corp. and Centennial Cellular Corp, 1985 to 1999. Director of Electric Lightwave, Inc., 2000 to 2002. Age 78.	Director since 2002

Scott N. Schneider

Vice Chairman of the Board of Directors of Citizens Communications Company since 2001; President and Chief Operating Officer of Citizens Communications Company since 2002; Director from 1996 to October 1999, Chief Financial Officer from 1996 to October 1999, and Senior Vice President and Treasurer from 1991 to October 1999 of Century Communications Corp.; Director, Chief Financial Officer, Senior Vice President and Treasurer of Centennial Cellular Corp., 1991 to 1999; Executive Vice President and Director, Electric Lightwave, Inc., 1999 to 2002.  Age 46.

Director since 2000

John L. Schroeder

President, Pinecrest Management, LLC, since 2002.  Managing Director, Independent Capital Partners, the General Partner of the Independent Advantage Fund, 2004.  Director, Morgan Stanley Dean Witter Funds, 1994 to 2002.  Chartered Financial Analyst.  Age 73.

Director since 1980

Robert A. Stanger

Chairman, Robert A. Stanger & Company, investment banking and consulting services, 1978 to present; Publisher, The Stanger Report; Director, Callon Petroleum Company, Inc., exploration and production of oil and natural gas; Director, Electric Lightwave, Inc., 1997 to 2002.  Age 64.

Director since 1992

Edwin Tornberg

President and Director, Edwin Tornberg & Company, brokers, management consultants, and appraisers serving the communications industry, 1957 to present.  President and Director, Radio 780, Inc. (Washington, DC), 1977 to 2001; President and Director, Radio One Five Hundred, Inc. (Indianapolis, IN), 1959 to present. Chairman and Director, New World Radio Inc. (Washington, DC), 1992 to present; Chairman, Treasurer and Director, Global Radio, LLC. (Philadelphia, PA), 1997 to present; Chairman and Director, Nations Radio LLC (Annapolis, MD) since 1999.  Age 78.

Director since 1992

Claire L. Tow	President, The Tow Foundation since 1988; Senior Vice President from 1992 and Vice President and Director from 1988 of Century Communications Corp., in each case until October 1999. Age 73.	Director since 1993

Leonard Tow

Chairman and Chief Executive Officer, Citizens Communications Company, 1990 to present; Chief Financial Officer, 1991 to 1997. Chief Executive Officer and Director of Century Communications Corp. since its organization in 1973 to October 1999, and Chairman of the Board from 1989 to 1999; Director and Chairman of the Board, Electric Lightwave, Inc., 1990 to 2002; Director, Hungarian Telephone and Cable Corp., 1997 to present; Director, United States Telecom Association, 1995 to present.  Age 75.

Director since 1989

David H. Ward

Chief Financial Officer, Voltarc Technologies, Inc., a specialty lamp manufacturer, 2001 to present; Principal, Lighting Technologies Holdings, Inc. (successor to Innovative Technologies Group LLC), a holding company owning several lighting manufacturing companies, 1999 to present; Partner, Buckingham Partners LLC, venture capital entity, 1998 to 1999; Partner, Deloitte & Touche, a professional services organization, 1969 to 1983, 1985 to 1993, where, during both periods, Mr. Ward supervised the audits of publicly-reporting companies.  Age 66.

Director since 2003

          Our board of directors recommends that you vote “FOR” the election of all nominees for director.

          The board of directors held eight meetings in 2003.  Each director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served, as described below under “Governance of the Company and Committees of the Board.”  It is the policy of the Company that the directors attend the annual meeting of stockholders.  Each of our current directors attended last year’s annual meeting of stockholders, except for Mr. Kraus who was ill.

          Our independent directors have regularly scheduled executive sessions in which they meet without the presence of management.  These executive sessions generally are held immediately before or after regularly scheduled meetings of the board of directors.  The independent directors held five such meetings in 2003, which all of the independent directors attended.  In addition, the independent directors met once in 2003 with Mr. Graf, one of our non-management, but non-independent, directors.

Directors’ Compensation

          Effective January 1, 2004, each non-employee director is entitled to receive annual compensation in the form of 5,000 stock units (which are more particularly described below), or an annual cash retainer of $30,000.  In 2003, the directors also could choose to receive 20,000 stock options for their annual retainer.  In addition, each non-employee director will receive a fee of $2,000, plus reasonable expenses, for each meeting of the board of directors or committee of the board attended in person or by telephone.  In 2004, for his services as Lead Director, Mr. Stanger will receive an additional annual stipend of $30,000, which increased from $20,000 in 2003.  With the exception of the Audit Committee and the Compensation Committee, committee chairs will be entitled to an additional annual stipend of $5,000.  In 2004, the Audit Committee chair, Mr. Heine, will receive an additional annual stipend of $50,000, which increased from $20,000 for 2003, and the Audit Committee vice chair, Mr. Ward, will receive an annual stipend of $15,000.  In 2004, Mr. Ward will also receive a one-time payment of $30,000 for his review, as vice chair of the Audit Committee, of the guidelines for our internal controls over financial reporting.  In 2004, the Compensation Committee chair, Mr. Stanger, will receive an additional annual stipend of $30,000, which increased from $15,000 for 2003.  In recognition of the extensive activities of the Compensation Committee following the announcement by the Company that it was exploring strategic alternatives, Mr. Stanger, as Chair of that committee, received an additional one-time payment of $20,000 and each committee member received a one-time payment of $7,500.  A director may elect to have either 50% or 100% of his or her fees, and in the case of committee chairs their annual stipend, payable in cash or stock units.  If a director elects payment of his or her fees in stock units, units will be purchased at 85% of the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment, and will be credited to the director’s account on the first business day of the next quarter.  These stock units, which are payable either in cash or in shares of our common stock, as per the director’s irrevocable election, will be held by us until the earlier of the director’s retirement or death (or earlier in the case of hardship approved by the board of directors), at which time they will be paid in accordance with the director’s election.  Directors also receive an annual stock option award under the Non-Employee Directors’ Deferred Fee Equity Plan, which is currently fixed at 5,000 options.

Governance of the Company and Committees of the Board

          We have been reviewing our corporate governance policies and practices.  This includes comparing our current policies and practices to policies and practices of other public companies, as well as to those suggested by various groups or authorities active in corporate governance.  Based upon this review, we have adopted changes to current policies and practices to reflect what the board of directors believes are “best practices,” as well as those that are required to comply with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the New York Stock Exchange.

          Code of Business Conduct and Ethics.  We have implemented a Code of Business Conduct and Ethics (the “Code of Conduct”).  We require all employees to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work.  The Code of Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity.  Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.  All of our employees will be required to certify that they have received and reviewed the Code of Conduct and will be required to attend training about the Code of Conduct.  In addition, all officers and senior level executives will be required to certify as to any actual or potential conflicts of interest involving them and the Company.  Our Code of Conduct is posted on our website at www.czn.net.

          Committees of the Board.  The board has standing Executive, Audit, Compensation, Employee Development, Nominating and Corporate Governance, and Retirement Plan Committees.

          Executive Committee.  Our Executive Committee is composed of Dr. Tow, as Chairman, and Messrs. Fleischman, Graf, Harfenist, Schneider, and Stanger.  The Executive Committee did not meet in 2003.  During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for matters requiring the approval of the independent directors and for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

          Audit Committee.  Our Audit Committee is composed of five independent directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix A.  Our Audit Committee Charter is posted on our website at www.czn.net, a hard copy of which is available to stockholders upon request.  The members of the Audit Committee are Mr. Heine as Chair, Mr. Ward as Vice Chair, and Messrs. Kraus, Schroeder, and Stanger, each of whom is independent under the rules of the SEC and the listing standards of the New York Stock Exchange.  Each member of the Audit Committee is financially literate, as required by the listing standards of the New York Stock Exchange.  The board of directors has determined that Mr. Ward meets the standard of an “audit committee financial expert” under the rules of the SEC.  The Audit Committee met ten times in 2003.

          The Audit Committee recommends to the board of directors the selection of our independent accountants.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America for issuing a report thereon, and for reviewing our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Management is responsible for our internal controls and the financial reporting process.  The Audit Committee assists the board of directors in undertaking and fulfilling its responsibilities in monitoring (i) the Company’s financial reporting process, (ii) the integrity of the financial statements of the Company, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independence and qualifications of the Company’s internal and independent auditors, and (v) the performance of the Company’s internal audit function and independent auditors.

          Our Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent accountants, in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the New York Stock Exchange.

          In accordance with the rules of the SEC, our Audit Committee has established procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

          Compensation Committee.  Our Compensation Committee is composed of four independent directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix B.  Our Compensation Committee Charter is posted on our website at www.czn.net, a hard copy of which is available to stockholders upon request.  The Compensation Committee is composed of Mr. Stanger, as Chairman, and Messrs. Harfenist, Kraus, and Tornberg, each of whom is independent under the listing standards of the New York Stock Exchange.  The Compensation Committee reviews our general compensation strategies, acts as the Committee for the Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, the Employee Stock Purchase Plan, and the Non-Employee Directors’ Deferred Fee Equity Plan, and establishes and reviews compensation for our Chief Executive Officer and other executive officers.  The Compensation Committee met eight times in 2003.

          Employee Development Committee.  The Employee Development Committee is chaired by Mrs. Tow and Messrs. Graf and Harfenist are its other members.  Its function is to foster a high level of cooperation and exchange among members of the management team.  The Employee Development Committee met once in 2003.

          Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of three independent directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix C.  Our Nominating and Corporate Governance Committee Charter is posted on our website at www.czn.net, a hard copy of which is available to stockholders upon request.  The Nominating and Corporate Governance Committee is chaired by Mr. Harfenist, and Messrs. Kraus and Tornberg are its other members.  Each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the New York Stock Exchange.  One of the committee’s functions is to recommend candidates for election to the board of directors.  In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines.  The committee will entertain written suggestions for nominees from stockholders so long as they are addressed to Mr. Harfenist, at our address, on or before the date specified under “Future Stockholder Proposals,” and include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in us.  Each candidate for nomination as a director, including persons recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines which are posted on our website at www.czn.net.  The Nominating and Corporate Governance Committee met twice in 2003.

          Retirement Plan Committee.  The Retirement Plan Committee is composed of Mr. Schroeder, as Chairman, and Messrs. Graf, and Tornberg.  The Retirement Plan Committee oversees our retirement plans.  The Committee met three times in 2003.

AUDIT COMMITTEE REPORT

          The Audit Committee has met and held discussions with management and our independent accountants and has reviewed and discussed the audited consolidated financial statements with management and our independent accountants.

          The Audit Committee has also discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

          Our independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent accountants that firm’s independence.

          Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by:
Andrew N. Heine, Chair
David H. Ward, Vice Chair
William M. Kraus
John L. Schroeder
Robert A. Stanger

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the board of directors is composed of four independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives, and stock-based awards, paid or awarded to our executive officers.  The Compensation Committee also oversees and approves incentive plan design, costs, and administration.  This report discusses the Compensation Committee’s activities, as well as its development and implementation of policies regarding compensation paid to our executive officers, for 2003.

COMPENSATION OF THE EXECUTIVE MANAGEMENT GROUP

          This section discusses our overall strategy for our 2003 compensation programs, including compensation for the executive management group.  The compensation of our Chief Executive Officer is discussed separately.

COMPENSATION STRATEGY

•	Offer a competitive mix of total compensation relative to the communications industry.

•	Ensure plans are flexible enough to enable us to attract and retain employees of outstanding ability based on the various labor market demands for critical skill sets.

•	Provide performance-based and subjectively determined compensation so that rewards to employees have a direct correlation to stockholder value.

Base Salary

          The Compensation Committee reviews and approves the salary levels of our executive management group.  This review is based on the duties and responsibilities that we expect each executive to discharge during the current year, the executive’s performance during the previous year, and the executive’s total cash compensation opportunity.  We perform external market comparisons relative to industry-specific peers, based on individual job responsibilities.

Annual Cash Incentives

          To retain and motivate employees, the Citizens Incentive Plan offers a competitive mix of base and bonus cash compensation relative to comparable industry norms.  Under the Citizens Incentive Plan, target amounts of incentive compensation are assigned for each salary level based on an analysis of incentive pay practices in the communications industry.  The criteria for the payout of incentive awards is financial performance determined with reference to total revenue and internal measurements based upon cash flow.  In addition to financial measures, the Rochester Region’s incentive payout is based, in part, on the achievement of service measures.  Goals are established no later than the first quarter of the year for the full year.  The plan’s criteria may be revised each year to reflect changes in our business strategy.

          Cash incentives for our executive management group are based upon achieving financial objectives, as well as the qualitative aspects of strategic decisions, the execution of Company initiatives, and the significant challenges that face the Company and the communications industry in general. This subjective focus on the quality of management’s decisions takes into account the ability of an executive manager to adapt to unique situations and changing conditions, while balancing short-term strategies with long-term objectives.  The Compensation Committee believes that this approach will properly reward key executive officers for their leadership in a changing business environment and in making strategic adjustments to our business plans that are in the best interests of Citizens, its stockholders, and its employees.

2003 Annual Cash Incentive Awarded in 2004

          Annual cash incentive bonuses were awarded by the Compensation Committee in February 2004, based on 2003 performance.  A total of 2,668 employees received cash incentive awards, representing 99.8% of the employees eligible to receive such awards.

          The Compensation Committee believes that our executive management group met critical financial, operating, and strategic objectives for 2003.  The ability to not only achieve, but exceed, our free cash flow goals, continue to reduce debt, and improve efficiency of operations, despite an industry-wide downturn during 2003, is a credit to the executive managers’ ability to manage the business, its costs, and capital investment in a very dynamic environment.

          In addition to substantially meeting operating performance targets, the executive management group completed other strategic initiatives, such as divesting our remaining utility properties, achieving margins that exceed those of our industry peers, reducing debt, and creating stockholder value.  In recognition of the group’s performance under adverse circumstances, the Compensation Committee awarded cash bonuses and grants of restricted shares to each member of the executive management group, including each of the five most highly compensated executive officers, generally equal to 110% of 2002 awards.

Equity Incentive Plan

          The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can attract, motivate, and retain executives and employees.  Our program is more strongly performance oriented than most because stock options are awarded only if the prior year’s financial target is achieved.  All such stock options awarded are non-qualified, awarded at fair market value, and vest over four years.

          The Equity Incentive Plan grants stock options to executives and other key management employees for their individual contributions toward the achievement of financial goals.  Target awards are based on each employee’s salary level and are designed to compensate the employee consistent with the long-term incentive compensation of companies in the communications industry.

          In May 2003, the Compensation Committee granted stock option awards to 399 employees under the Equity Incentive Plan for 2002 performance.  Based on the achievement of the prior year’s financial target, the pool was funded at 90%.

          For awards made for the year 2003, the Compensation Committee excluded the executive management group from participation in the stock option plan.  Instead, the executive management group was awarded grants of restricted shares under our 2000 Equity Incentive Plan, which vest ratably over three years.  These restricted share grants supplement the cash incentive payments and are based upon each executive officer’s and our performance for the prior year.

          For the year 2004, the executive management group again received grants of restricted shares under our 2000 Equity Incentive Plan, which vest ratably over three years.  The Compensation Committee does not intend to grant any stock options in 2004.

Other

          The Compensation Committee approves terms of employment offers to new executive and other officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          An employment agreement, effective as of October 1, 2000, as amended on May 16, 2002, between Dr. Tow and us establishes his base annual salary.  Benefits included in the “Other Annual Compensation” and “All Other Compensation” columns in the Summary Compensation Table are established in the employment agreement or by the Compensation Committee and independent directors.  The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading “Employment Agreement.”

          The Compensation Committee has made grants of restricted shares and options to Dr. Tow as part of his incentive compensation and under his employment agreement.  In 2000, in lieu of an annual cash incentive award for 1999 performance, the Compensation Committee agreed to grant Dr. Tow 72,727 shares of our common stock, which will be awarded on January 1 of the year after his retirement.  In 2000, the Compensation Committee also agreed to grant Dr. Tow 1,518,750 shares of our common stock, which will be awarded on January 1 of the year after his retirement.  Such award was in recognition of Dr. Tow’s investment judgment that enabled us to realize significant gains in certain cable television and cellular telephone companies.  On January 1, 2001, Dr. Tow was granted options to purchase 250,000 shares of our common stock.  The options vest ratably over a three-year period beginning on January 1, 2002, with an exercise price of $12.907 per share, and expire on December 31, 2010.  In addition, on June 18, 2001, Dr. Tow was granted options to purchase 195,000 shares of our common stock.  The options vest ratably over a four-year period beginning on June 18, 2002, with an exercise price of $12.37 per share, and expire on June 17, 2011.  On June 18, 2001, Dr. Tow was also granted stock units for 100,000 shares of our common stock.  These stock units will settle the day after Dr. Tow’s retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock.  On May 16, 2002, Dr. Tow was granted 150,000 restricted shares.  These shares vest on January 1, 2007.  In addition, Dr. Tow was also granted options to purchase 150,000 shares of our common stock.  The options vest ratably over a four-year period beginning on May 16, 2003, with an exercise price of $9.52 per share.

          In March 2003, the Compensation Committee made an annual cash incentive award to Dr. Tow for 2002 performance in the amount of $1.5 million, and also awarded Dr. Tow 100,000 restricted shares under the 2000 Equity Incentive Plan, which vest ratably over three years.  These awards were made by applying the same methodology to Dr. Tow as was applied to the executive management group.

          In February 2004, the Compensation Committee made an annual cash incentive award for 2003 performance to Dr. Tow in the amount of $1.65 million and awarded Dr. Tow 110,000 restricted shares under the 2000 Equity Incentive Plan, which vest ratably over three years.  These awards were made by applying the same methodology to Dr. Tow as was applied to the executive management group.  In March 2004, Dr. Tow was awarded 200,000 restricted shares, as described under “Retention Proposals.”

Employment Agreement

          Dr. Tow’s employment agreement, effective October 1, 2000, was subsequently amended by letter agreements.  The 2000 agreement replaced a 1996 employment agreement and provides for Dr. Tow to continue to serve as our Chairman and Chief Executive Officer through the end of 2005, and as an advisor-consultant for an additional five-year period thereafter.  We and Dr. Tow entered into an agreement on May 16, 2002, that amended the term of this employment agreement so that it now expires at the end of 2006.  Dr. Tow will be paid an annual base salary of $900,000 through 2006, which is the same base salary provided under the 1996 agreement.  After 2006, he will receive compensation of $500,000 per year for advisory services.  While he is performing these services, Dr. Tow is restricted from engaging in competition that is materially detrimental to us.  He is, however, permitted to serve as a director or a non-working partner, officer, or stockholder of other businesses.  The 2000 agreement also provides for Dr. Tow to receive additional, risk-based compensation, as described below.  During their lifetimes, Dr. Tow and his wife will continue to participate in our health and other benefit plans.  After his retirement from full-time employment, we will provide Dr. Tow with offices and support staff.

          The 1996 agreement included a grant of 500,000 restricted, performance shares of common stock (which increased to 559,974 shares due to stock dividends).  In consideration of Dr. Tow entering into the 2000 agreement, we increased these restricted shares by 250,000, to 809,974, and we granted him 750,000 additional restricted, performance shares.  Restrictions on transfer will lapse on January 1, 2007, or upon death, earlier termination of employment by us, or certain corporate events.  The restricted shares are subject to reduction under certain circumstances in accordance with a formula in the 2000 agreement based on cash generated from operations (referred to as the Operating Performance test).  We also granted to Dr. Tow options to purchase 2.5 million shares of common stock.  These options vest at the rate of 250,000 shares per year beginning on December 31, 2000, which vesting would accelerate upon early termination by us of the combined employment and advisory term for any reason other than good cause.  The exercise price for the first 500,000 options was set at $13.4690, the fair market value of our shares on October 1, 2000.  The exercise price for each additional increment of 500,000 options is $2.00 above the exercise price of the immediately preceding increment.  The options have a 10-year term.

          In consideration for Dr. Tow entering into the amendment to this employment agreement on May 16, 2002, we granted Dr. Tow an additional 250,000 restricted shares of common stock.  Restrictions on transfer will lapse on January 1, 2007, or upon death, earlier termination of employment, or certain corporate events.  These shares, however, will not be subject to the reductions related to the Operating Performance test and to the further proportionate reductions that apply to the previously issued restricted shares.  In addition, as provided in the amendment, we also granted Dr. Tow additional options to purchase 500,000 shares of common stock.  These options vested immediately upon the execution of this amendment.  The exercise price for these options is $9.52 and they have a 10-year term.

          To compensate for tax code limitations on the amount that Dr. Tow can be paid under our pension plan, the 2000 agreement provides for $15 million in additional life insurance coverage through a second-to-die, split-dollar arrangement, with a trust created by Dr. Tow as beneficiary; and a single-life insurance arrangement on the first to die of Dr. Tow and his wife, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate to be retained by the trust under all applicable policies may not exceed $15 million.  Dr. Tow’s employment agreement also provides for an additional $3 million of life insurance on his life, which has been effected on a split-dollar basis.  The insurance coverage provided in the 2000 agreement is in addition to split-dollar life insurance policies provided for in the 1996 agreement which are paid up and continue in effect.  All of the insurance arrangements purchased by us have been structured so that all premiums paid by us in providing such benefits should be recovered from insurance proceeds.

          All payments due Dr. Tow under his employment agreement will accelerate in the event we merge, consolidate with, or transfer all or substantially all of our assets or stock to another entity whose net worth, immediately preceding such transaction, is less than ours.  Additionally, Dr. Tow may terminate the agreement in the event of a merger in which we are not the surviving company, or in the event of a consolidation or transfer of all or substantially all of our assets or stock, or change in control.  Additionally, if an actual change of control, as defined in the 2000 agreement, occurs that includes, among other events, (1) the acquisition by a person or group of 15% or more of our voting securities and (2) certain changes in the board of directors, then Dr. Tow will thereafter have the option to acquire, after notice to us, up to 10 million shares of our common stock at a price per share equal to the fair market value of the stock on the date notice is given.

          All shares covered by the 2000 agreement will be adjusted to reflect the occurrence, after October 1, 2000, of stock dividends, stock splits, new issuances to holders of common stock or options, warrants, rights to acquire additional shares, or similar events.

          If Dr. Tow’s employment is terminated for good cause, as defined in the 2000 agreement, he will be entitled to receive his base salary through termination.  In addition, he will be entitled to exercise all vested options; the restrictions on a portion of his restricted shares, which will be determined based on duration of his employment through termination and the Operating Performance test, would lapse; and his split-dollar life insurance benefits would continue, subject to certain reductions.  If Dr. Tow’s employment were to be terminated by us for any reason other than good cause, (a) he would be entitled to receive his base salary for the remainder of the six-year term plus a bonus based on his average annual bonus prior to termination, (b) all of his unvested options would immediately vest, and (c) all restrictions on his restricted shares would lapse.  If we elect to eliminate the advisory services for any reason other than good cause, we will be required to: (1) provide life insurance coverage of $7 million, through a split-dollar arrangement, payable to Dr. Tow’s estate, his family, or a trust for their benefit, or (2) pay Dr. Tow the sum of $3.2 million, less the sum of all advisory payments made to him through termination.

          In the event that Dr. Tow’s entitlements under the 2000 agreement are deemed to constitute excess parachute payments for tax purposes, we will pay him any tax obligation on a grossed-up, after-tax basis.

          As of May 30, 2001, we entered into additional agreements with Dr. Tow in which: (1) he relinquished his fully-vested interest in $6.516 million on account in the Citizens Incentive Program; (2) a second-to-die split-dollar life insurance arrangement was created with a face amount of $15 million, with Dr. Tow and his wife as the insured, and with a trust created by Dr. Tow as the owner of the policies; and (3) a single-life insurance arrangement was created on Dr. Tow’s life, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate amount to be retained by the trust under all applicable policies may not exceed $15 million.  In all material respects, these insurance arrangements are similar to the split-dollar insurance arrangements provided in the 2000 agreement.  As in the 2000 agreement, the insurance arrangements have been structured so that all premiums paid by us in providing the benefits should be recovered from insurance proceeds.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer).  Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met.  While our incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Compensation Committee intends to maximize the corporate tax deduction, the Committee believes that we must attract and retain qualified executives to manage us and that in some instances, the Compensation Committee may need the flexibility to offer compensation that cause the Section 162(m) threshold for deductibility to be exceeded.  Total compensation paid to Dr. Tow, Messrs. Schneider, and Casey in 2003, and total compensation scheduled to be paid to Dr. Tow, Messrs. Schneider, Casey, and Elliott in 2004, or that may be paid to them in the future, as described in “Agreement with Scott Schneider” and “Retention Proposals” on pages 16 and 17, may cause the Section 162(m) limitation to be exceeded for those years.  In addition, if we terminate Dr. Tow’s employment prior to the end of the term of employment, payments (other than qualifying performance-based compensation) required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility.

Submitted by:
Robert A. Stanger, Chair
Stanley Harfenist
William M. Kraus
Edwin Tornberg

SUMMARY COMPENSATION TABLE

          The following table sets forth, for services rendered to us and our subsidiaries for each of the fiscal years ended December 31, 2003, 2002 and 2001, the compensation awarded to, earned by, or paid to (i) our Chief Executive Officer; and (ii) the four other most highly compensated executive officers for 2003, who were serving as our executive officers on December 31, 2003.

	Annual Compensation					Long-Term Compensation

						Awards				Payouts

Name and Current Position*	Year	Salary	Bonus (1)	Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options/SARs		Long- Term Incentive Plan Payouts	All Other Compensation

		($)	($)	($)		($)		(3)(#)		($)	($)

Leonard Tow	2003	$900,000	$1,650,000	$269,684	(4)	$3,875,100	(5)	0		0	$737,575	(6)
Chairman and	2002	$900,000	$1,500,000	$221,283	(7)	$4,724,000	(8)	650,000	(9)	0	$912,347	(10)
Chief Executive Officer	2001	$900,000	0	$171,744	(11)	$11,730,000	(12)	445,000	(13)(14)	0	$511,265	(15)(16)

Scott N. Schneider	2003	$500,000	$935,000	$25,006	(17)	$757,010	(18)	0		0	0
Vice Chairman,	2002	$500,000	$850,000	$17,088	(17)	$998,500	(18)	50,000	(18)	0	0
President and Chief	2001	$400,000	$350,000	$11,565	(17)	0		95,000	(18)	0	0
Operating Officer

John H. Casey, III	2003	$400,000	$704,000	$7,956		$2,674,035	(19)	0		0	$6,000	(20)
Executive Vice President	2002	$400,000	$640,000	$16,554		$618,300	(19)	30,000		0	0
and President and Chief	2001	$250,000	$218,800	0		0		50,000		0	0
Operating Officer of the
ILEC Division

Jerry Elliott	2003	$291,667	$704,000	$2,498		$3,929,035	(21)	0		0	0
Senior Vice President and	2002	$191,666	$425,000	$3,332		$337,950	(21)	40,000		0	$500
Chief Financial Officer	2001	0	0	0		0		0		0	0

Michael G. Harris	2003	$225,000	$308,000	$14,958		$1,061,468	(22)	0		0	$6,468	(23)
Senior Vice President	2002	$225,000	$280,000	$12,288		$172,800	(22)	18,750		0	0
Engineering and	2001	$225,000	$98,400	$834		0		40,000		0	$3,661	(24)
Technology

* Includes those who in 2003 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus.

(1) All amounts in the column, unless otherwise indicated, were paid under the Citizens Incentive Plan.  Amounts awarded are for performance for the Salary Year, but are determined and awarded in the subsequent year.
(2) Each of the named executive officers would be entitled to receive dividends on shares of restricted stock, if the Company were to pay dividends on shares of our common stock.
(3) All awards shown are stock options; we have not awarded any SARs.
(4) Includes $63,460 for financial services to Dr. Tow, $120,607 for legal services to Dr. Tow, and $50,826 representing the imputed benefit of Dr. Tow’s use of the Citizens aircraft in 2003, and $34,790 representing miscellaneous imputed income items.
(5) 110,000 restricted shares were granted on February 19, 2004, which vest in three equal annual installments beginning February 19, 2005.  In addition, 200,000 restricted shares were issued on March 11, 2004, as described under “Retention Proposals” on page 17.
(6) Includes our matching contribution to the 401(k) plan of $6,000 and the matching contribution to our Executive Deferred Savings Plan of $20,000.  Also included is $244,603, which represents the 2003 economic benefit of the split-dollar life insurance for Dr. Tow.  We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2003.  Also includes $466,972, which represents the pre-tax cost to us under Dr. Tow’s employment agreement of the term portion of split-dollar insurance arrangements.
(7) Includes $105,482 for financial services to Dr. Tow, $70,583 representing the imputed benefit of Dr. Tow’s use of the Citizens aircraft in 2002 and $45,218 representing miscellaneous imputed income items.
(8) 150,000 shares of restricted stock and 250,000 shares of restricted stock were granted on May 16, 2002. 150,000 restricted shares will vest 100% on January 1, 2007, and 250,000 restricted shares will vest 100% on January 1, 2007.  In addition, 100,000 restricted shares were granted on March 13, 2003.  These shares vest in three equal installments, the first of which occurs two trading days following the later to occur of the Company’s public announcement of its decision as to what course it intends to pursue as a result of its evaluation of strategic and financial alternatives or the expiration of any other trading blackout period.  The final two installments vest on the second and third anniversaries of the date of grant.
(9) 500,000 stock options vested 100% on May 16, 2002.  150,000 stock options will vest in four equal installments beginning May 16, 2003.
(10) Includes our matching contribution to the 401(k) plan of $6,000 and the matching contribution to our Executive Deferred Savings Plan of $14,004.  Also included is $257,009, which represents the 2002 economic benefit of the split-dollar life insurance for Dr. Tow.  We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2002.  Also includes $206,487, which represents the federal income tax paid on the economic benefit of the split-dollar life insurance under Dr. Tow’s employment agreement of the term portion of split-dollar insurance arrangements.  $428,847 is included for federal, state, income and gift taxes related to the economic benefit of split-dollar life for 2001.
(11) Includes $82,507 for financial services to Dr. Tow, $56,136 representing the imputed benefit of Dr. Tow’s use of the Citizens aircraft in 2001, and $33,101 representing miscellaneous imputed income items.
(12) On May 1, 2001, Dr. Tow was granted, pursuant to his 2000 employment agreement, 250,000 and 750,000 performance shares of common stock.  The performance shares are subject to partial reduction under certain circumstances in accordance with the Operating Performance test, as described in Dr. Tow’s Employment Agreement.  As of December 31, 2003, the total number of restricted shares held on such date was 2,059,974 and the market value of all restricted shares held on such date was $25,584,871.
(13) 250,000 stock options were granted on January 1, 2001, which vested in three equal annual installments beginning on January 1, 2002.  In addition, 195,000 stock options were granted on June 18, 2001, which vest in four equal annual installments beginning June 18, 2002.
(14) In addition, on June 18, 2001, Dr. Tow was granted stock units for 100,000 shares of our common stock, which are not included in the table.  These stock units will settle the day after Dr. Tow’s retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock.
(15) Represents our matching contribution in the amount of $5,100 to Dr. Tow’s 401(k) plan and also includes the matching contribution to Dr. Tow’s Executive Deferred Savings Plan of $23,042.
(16) Includes $224,634, which represents the 2001 economic benefit of the split-dollar life insurance for Dr. Tow.  We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2001.  Also includes $258,489, which represents the pre-tax cost to us under Dr. Tow’s employment agreement of the term portion of split-dollar insurance arrangements.
(17) Includes $17,723, which represents the imputed benefit of Mr. Schneider’s use of the Citizens aircraft in 2003, $7,692 in 2002 and $11,565 in 2001.
(18) 61,000 restricted shares were granted on February 19, 2004, which vest in three equal annual installments beginning on February 19, 2005.  50,000 restricted shares were granted on May 16, 2002, which vest 100% on May 16, 2006.  In addition, 55,000 restricted shares were granted on March 13, 2003.   These restricted shares vest in three equal installments, the first of which occurs two trading days following the later to occur of the Company’s public announcement of its decision as to what course it intends to pursue as a result of its evaluation of strategic and financial alternatives or the expiration of any other trading blackout period.  The final two installments vest on the second and third anniversaries of the date of grant.  As of December 31, 2003, the total number of restricted shares held on such date was 105,000 and the market value of all restricted shares held on such date was $1,304,000.  All restricted shares may vest under the circumstances described under “Agreement with Scott Schneider.”
(19) 100,000 restricted shares were granted on March 11, 2004, which vest in three equal annual installments beginning on March 11, 2005.  38,500 restricted shares were granted on February 19, 2004, which vest in three equal annual installments beginning on February 19, 2005.  30,000 restricted shares were granted on May 16, 2002, which vest 100% on May 16, 2006.  In addition, 35,000 restricted shares were granted on March 13, 2003.  These restricted shares vest in three equal installments, the first of which occurs two trading days following the later to occur of the Company’s public announcement of its decision as to what course it intends to pursue as a result of its evaluation of strategic and financial alternatives or the expiration of any other trading blackout period.  The final two installments vest on the second and third anniversaries of the date of grant.  As of December 31, 2003, the total number of restricted shares held on such date was 65,000 and the market value of all restricted shares held on such date was $807,300.  In addition, 75,000 restricted shares were issued on March 11, 2004, as described in “Retention Proposals” on page 17.
(20) Represents our matching contribution to Mr. Casey’s 401(k) plan.
(21) 200,000 restricted shares were granted on March 11, 2004, which vest in three equal annual installments beginning on March 11, 2005.  38,500 restricted shares were granted on February 19, 2004, which vest in three equal annual installments beginning on February 19, 2005.  7,500 restricted shares were granted on March 1, 2002, which vest 100% on March 1, 2005.  In addition, 28,000 restricted shares were granted on March 13, 2003.  These shares vest in three equal installments, the first of which occurs two trading days following the later to occur of the Company’s public announcement of its decision as to what course it intends to pursue as a result of its evaluation of strategic and financial alternatives or the expiration of any other trading blackout period.  The final two installments vest on the second and third anniversaries of the date of grant.  As of December 31, 2003, the total number of restricted shares held on such date was 35,500 and the market value of all restricted shares held on such date was $440,910.  In addition, 75,000 restricted shares were issued on March 11, 2004, as described under “Retention Proposals” on page 17.
(22) 50,000 restricted shares were granted on March 11, 2004, which vest in three equal annual installments beginning on March 11, 2005.  19,800 restricted shares were granted on February 19, 2004, which vest in three equal annual installments beginning on February 19, 2005.  18,000 restricted shares were granted on March 13, 2003.  These shares vest in three equal installments, the first of which occurs two trading days following the later to occur of the Company’s public announcement of its decision as to what course it intends to pursue as a result of its evaluation of strategic and financial alternatives or the expiration of any other trading blackout period.  The final two installments vest on the second and third anniversaries of the date of grant.  As of December 31, 2003, the total number of shares of restricted stock held on such date was 18,000 and the market value of all restricted shares held on such date was $223,560.  In addition, 15,000 restricted shares were issued on March 11, 2004, as described under “Retention Proposals” on page 17.
(23) Represents our matching contribution of $6,000 to Mr. Harris’ 401(k) plan and the matching contribution to our Executive Deferred Savings Plan.
(24) Represents our matching contribution to Mr. Harris’ Executive Deferred Savings Plan.

Agreement with Scott Schneider

          We have entered into an incentive award agreement with Mr. Schneider under which he will receive cash payments aggregating $4,500,000 if he remains employed until the earlier of August 30, 2004, or the occurrence of a Triggering Event, or if his employment is actually or constructively terminated without cause (or terminates by reason of death or disability) before that date.  Should he voluntarily terminate employment before that date, his aggregate payments will be limited to $2,500,000 or, if the termination occurs after June 30, 2004, $3,500,000.  A “Triggering

Event” is a public announcement by us that we have entered into a “Transaction,” or our decision not to pursue any such potential transaction after completing a review of strategic alternatives.  A “Transaction” is a merger, consolidation, joint venture, or other business combination pursuant to which the business of the Company is combined with that of any other entity; the acquisition of a majority of our stock or assets, properties, or businesses, by way of a direct or indirect purchase, lease, license, exchange, joint venture, or other means; or any material recapitalization of the Company, including by way of any material spin-off, split-off or other material extraordinary dividend of cash, securities or other assets of the Company to stockholders of the Company (including any repurchase by the Company of a material amount of its securities) involving the Company.

          If Mr. Schneider remains employed until the earlier of August 30, 2004, or the occurrence of a Triggering Event, or if his employment is actually or constructively terminated without cause (or terminates by reason of death or disability) before that date, he will also receive a lump-sum amount equal to the pro-rated portion (based on the portion of the year during which he is employed) of the sum of (i) $900,000 and (ii) the market value (as of the earlier of his termination date or August 30, 2004) of 61,000 shares of the Company’s common stock (corresponding to his 2003 restricted stock award), and all of his outstanding stock options and restricted stock awards will vest.

          In addition, Mr. Schneider is entitled to the following benefits: (i) he and his spouse may continue to participate in the Company’s health care plan on the same basis as other current or former (as applicable) directors of the Company; (ii) he will be reimbursed for up to 50 hours of professional tax services for the 2004 taxable year in accordance with the Company’s policy for senior executives; and (iii) the Company will continue to maintain director and officer liability insurance that covers Mr. Schneider in accordance with the Company’s policy applicable to current and former directors and officers until the later of (a) six years following the completion of a Transaction or (b) August 31, 2010.  The Company is also required to reimburse Mr. Schneider, on an after-tax basis, for any excise tax on amounts that are considered excess parachute payments under Section 4999 of the Internal Revenue Code (the “Code”).

          The incentive award agreement obligates Mr. Schneider to maintain confidentiality of Company information while employed by the Company and thereafter.  Until the earlier of August 30, 2004, or the occurrence of a Triggering Event, he is prohibited from rendering services to, or acquiring beneficial ownership of more than 5% of the equity ownership of, any entity that submits a bid to the Company for a proposed Transaction (other than an entity whose bid is accepted by the Company).  Mr. Schneider is also prohibited from soliciting Company business or employees for a year following the date of the agreement.  Mr. Schneider has released the Company from any claims arising out of or in connection with his employment prior to the incentive award agreement.

Retention Proposals

          On March 11, 2004, the board of directors approved retention and change of control arrangements to induce certain officers, including our executive officers, and employees to continue their employment while we explore our financial and strategic options.  We anticipate that these arrangements with the executive officers listed in the “Summary Compensation Table,” other than Dr. Tow and Mr. Schneider, will include cash retention payments and supplemental awards, which in the aggregate will not exceed $5 million, that are contingent as to timing and amount based upon the occurrence of certain events and tenure to be defined in agreements to be entered into with such persons.  In addition, it is anticipated that we will enter into multi-year employment agreements with these executive officers.  The arrangements with Mr. Schneider are described in “Agreement with Scott Schneider.”  Previously established arrangements with Dr. Tow are described in “Compensation of the Chief Executive Officer.”

          Awards of restricted stock with respect to the retention arrangements were made under our 2000 Equity Incentive Plan to each of the executive officers, including Dr. Tow but not Mr. Schneider.  As a group, the executive officers received awards totaling 455,000 shares of restricted stock for retention purposes.  As applicable, these awards are in the amounts set forth in the “Summary Compensation Table.”  Restrictions on shares granted in connection with the retention arrangements will be set forth in the retention agreements that will be entered into with such executive officers.  Restrictions on shares of stock and the exercise of options that have been awarded previously as part of regular compensation will lapse in the event of a change of control.

          It is anticipated that under such arrangements we will reimburse the executives, on an after-tax basis, for any excise tax under Section 4999 of the Code on any amounts that are considered excess parachute payments.

2003 OPTION GRANTS

          No options to purchase our common stock or stock appreciation rights were granted in 2003 to the executive officers named in the Summary Compensation Table.

AGGREGATED 2003 OPTION EXERCISES AND VALUE OF
OUTSTANDING OPTIONS AT DECEMBER 31, 2003

          The following table sets forth certain information concerning options exercised by the executive officers named in the Summary Compensation Table during 2003 and the number and value of options held by them at December 31, 2003.  There were no outstanding stock appreciation rights at December 31, 2003.

Name	Shares Acquired On Exercise (#) Common Stock	Value Realized	Number of Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In The Money Options/SARs at Fiscal Year End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Leonard Tow	0	$0	2,807,195	1,793,333	$4,794,208	$323,775
Scott N. Schneider	0	$0	410,000	85,000	$280,312	$107,438
John H. Casey, III	0	$0	145,000	47,500	$70,387	$64,462
Jerry Elliott	0	$0	10,000	30,000	$32,100	$96,300
Michael G. Harris	0	$0	262,188	34,062	$15,431	$40,287
Total	0	$0	3,634,383	1,989,895	$5,192,438	$632,262

          All quantities and amounts are as of December 31, 2003, and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant.  The fair market value, which is the average of the high and low reported price of the common stock on December 31, 2003, was $12.385 per share.  Dollar amounts shown under all columns other than “Value Realized” have not been, and may never be, realized.  The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.

CITIZENS PENSION PLAN

          We have a noncontributory, qualified retirement plan, the Citizens Pension Plan, covering substantially all employees, that provides benefits that in most cases are based on formulas related to base salary and years of service.  The plan has been amended to provide that, effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers).  Dr. Tow is the only executive officer listed in the Summary Compensation Table who has vested benefits under the frozen plan.  Dr. Tow’s estimated annual pension benefit (assumed to be paid in the normal form of an annuity) is $46,294.  This amount is calculated under the plan based on his 11 years of service at the time of the plan freeze and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans.  Upon retirement, Messrs. Schneider, Casey, and Harris will be eligible for annual retirement benefits, estimated to be $7,181, $7,210, and $7,150, respectively, upon their completion of five years of service (assumed to be paid in the normal form of an annuity).  Benefits are not subject to reduction for Social Security payments or other offset amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee currently consists of Mr. Stanger, as Chairman, and Messrs. Harfenist, Kraus, and Tornberg.  None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

STOCK PRICE PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CITIZENS COMMUNICATIONS COMPANY, THE S & P 500 INDEX
AND THE S & P TELECOMMUNICATION SERVICES INDEX

* $100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The M cGraw-Hill Companies, Inc. All rights reserved.www.researchdatagroup.com/S&P.htm

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

CITIZENS COMMUNICATIONS COMPANY	100.00	177.35	164.06	133.25	131.88	155.25
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
S & P TELECOMMUNICATION SERVICES	100.00	119.14	72.90	63.97	42.15	45.14

          The graph above compares our common stock performance with the performance of the S&P 500 Index and the S&P Telecommunication Services Index by valuing the annual changes in common stock prices from December 31, 1998 through December 31, 2003, as required by SEC rules.  The chart above assumes, in each case, an initial investment of $100 on December 31, 1998, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons holding more than 10% of a registered class of our equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock and other equity securities.  Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

          Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that with the exception of Steven Ward, all of our directors, officers, and 10% stockholders timely filed all required reports under Section 16(a) in 2003.  Mr. Ward sold shares of our common stock on January 6, 2003, but he did not file his Form 4 with respect to that sale until January 9, 2003.

CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

          Fleischman and Walsh, LLP, of which Mr. Aaron Fleischman (a director) is Senior Partner, performed legal services for us for which it was paid approximately $3,091,329 for services in 2003.  We propose to retain Fleischman and Walsh during the current year.

          Dean Jackson, Senior Vice President Business Support, is the son-in-law of Leonard and Claire Tow.  In 2003, Dean Jackson earned $186,442, including a bonus of $47,300.

          In connection with relocation expenses, Mr. John H. Casey, III, Executive Vice President and President and Chief Operating Officer of the ILEC Division, was indebted to us under a Collateral Security Mortgage dated July 11, 2002, in the amount of $32,666 as of December 31, 2003, which amount subsequently has been fully repaid.  The largest amount outstanding during 2003 was $459,820.  The rate of interest of such indebtedness was the five-year U.S. Treasury note rate on January 1, April 1, July 1, and December 1 of each year, compounded quarterly.  This indebtedness was incurred on July 11, 2002.

          In connection with relocation expenses, Mr. Daniel J. McCarthy, Senior Vice President, Broadband Operations and President and Chief Operating Officer of Electric Lightwave and Public Services Sector, was indebted to us under a Promissory Note dated January 14, 2002, in the amount of $88,418 as of March 12, 2003, which amount subsequently has been fully repaid.  The largest amount outstanding in 2003 was $88,418.  The annual rate of interest of such indebtedness was 5%.  This indebtedness was incurred on January 25, 2002.

          On December 18, 2002, we purchased for $17,608,675 a Canadair Ltd. Challenger aircraft that previously had been leased by us and by Blue Sky Aviation, LLC, under two substantially identical leases, each for 50% of the aircraft.  The purchase was approved by the independent directors.  The purchase price for the aircraft was established under substantially identical option-to-purchase provisions of the leases.  Blue Sky Aviation assigned its option to us.  Blue Sky Aviation is a limited liability company, the sole member of which is Dr. Tow.  Pursuant to a corporate policy established by the independent directors, from time to time, the aircraft is used by Dr. Tow for business and for personal purposes.  This policy requires that Dr. Tow travel, in all circumstances, by private aircraft.  The aircraft is also used by other company personnel.  In order to offset costs, the aircraft is also chartered to third parties.  Prior to the purchase of the aircraft, neither Blue Sky Aviation nor we had any obligations with respect to the lease obligations of the other party.  Prior to the purchase of the aircraft, the unaffiliated manager of the aircraft allocated costs of the operation and maintenance between us and Blue Sky Aviation based on an economic sharing arrangement which differed from the corporate policy adopted by our independent directors.  As a result, less than our share of expenses were allocated to us and excess costs on the aircraft, in the aggregate amount of $963,490 were allocated to Blue Sky Aviation.  In 2003, we paid $963,490 to the third party for the account of Blue Sky Aviation to compensate for the previous over-allocation to Blue Sky Aviation.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

          KPMG LLP, our independent public accountants, billed the Company approximately $2,480,600 and $2,690,000, in the aggregate, for professional services for the audit of our annual consolidated financial statements on Form 10-K for 2003 and 2002, respectively (including fees for Electric Lightwave, Inc., the Company’s previously publicly-traded consolidated subsidiary).  These amounts include fees for reviews of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, subsidiary and regulatory audit reports, and securities registrations and offerings.  These fees were approved by the Company’s audit committee.

Audit-Related Fees

          In addition to its audit fees, KPMG LLP billed the Company approximately $100,000, in the aggregate, for audit-related services in each of 2003 and 2002. These fees were for audits of employee benefit plans and were approved by the Company’s audit committee.

Tax-Related Fees

          KPMG LLP did not bill the Company for any tax-related professional services in 2003.  KPMG LLP billed the Company approximately $54,250, in the aggregate, for professional services related to tax compliance and tax advice in 2002.  These services relate to business relocation assistance. These fees were approved by the Company’s audit committee.

All Other Fees

          There were no other fees billed by KPMG LLP during 2003 and 2002.

Ratification

          Our appointment of KPMG LLP to be the Company’s independent public accountants for 2004 will be presented for ratification at the annual meeting.

          Our board of directors recommends a vote “FOR” the ratification of our appointment of KPMG LLP as the Company’s independent public accountants for 2004.

General

          One or more representatives of KPMG LLP will be present at our annual meeting of stockholders.  The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSAL

          Mr. John P. Pusloskie has given notice of his intention to present a proposal for consideration by the stockholders at the annual meeting.  Mr. Pusloskie, who serves as Vice President of Local 1170 of the Communications Workers of America, which represents some of the Company’s employees in Rochester, New York, owns approximately 291 shares of our common stock.  The proposal of Mr. Pusloskie is set forth below in the form of a resolution along with his supporting statement.

RESOLVED:  The shareholders of Citizens Communications Company request that the Board of Directors adopt a formal written policy that would require shareholder approval of future severance agreements with senior executives, including so-called “golden parachutes,” other “golden good-bye” severance agreements and consultant contracts, that provide for total benefits that exceed 2.99 times the sum of an executive’s base salary plus bonus.

SUPPORTING STATEMENT OF MR. PUSLOSKIE:

Investors are increasingly concerned about excessive severance arrangements in light of news reports about the severance packages given to CEOs such as Jack Welch at General Electric.  We believe a policy of requiring shareholder approval for severance arrangements over the specified threshold could prevent excessive severance payments, plus help to insulate the Board from manipulation and avoid inappropriate rewards for bad management or poor performance.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.  The shareholders of several other companies, including Verizon, Sprint, Norfolk Southern, and Bank of America, have adopted resolutions that permitted such flexibility in the timing of shareholder votes on severance agreements.

Company CEO Leonard Tow’s employment agreement contains a severance agreement.  According to the 2003 proxy statement, it provides that he will be paid $500,000 per year for advisory services for an additional 5 years after his retirement at the end of 2006, plus certain other benefits and risk-based compensation.  If the Company elects to terminate his advisory services for any reason other than good cause, it will be required to provide life insurance coverage of $7 million or pay him the sum of $3.2 million minus the sum of all advisory payments made to him through termination.  The Company will also provide Tow with offices and support staff after his retirement, and provide Tow and his wife with health care and other benefits for life.

To compensate for tax limits on the amount Tow can be paid under the Company’s pension plan, his employment agreement provides for a $15 million second-to-die split-dollar life insurance policy for the benefit of a trust created by Tow and a $5.75 single life insurance arrangement with death benefits to be paid in part to the trust and in part to the Company, with aggregate payments to the trust capped at $15 million.  This coverage is in addition to a $7.5 million second-to-die policy under a prior employment agreement that continues in effect.

Tow’s employment agreement also contains a change-in-control provision that gives him an option to acquire up to 10 million shares of the Company’s common stock at the fair market value on the date he gives the Company notice he will exercise the option.  If Tow’s severance payments are deemed excessive for tax purposes, the Company will pay Tow for any related tax obligations.

In view of the potential costs of such arrangements, we believe shareholder approval of severance arrangements that exceed the threshold is both necessary and appropriate.

Opposition of Our Board of Directors and the Reasons Therefor

          The board of directors believes that this proposal, if adopted, would place us at a competitive disadvantage because the stockholder approval requirement would undermine our ability to tailor and offer individual employment packages to retain highly-qualified executives, as well as to attract other valuable executives.

          We believe that we must have the flexibility to design individual employment arrangements because the type of executives we seek are typically pursued by other companies as well.  We may lose sought-after executives to competitors that do not impose a stockholder approval requirement for severance agreements above a certain threshold.  We may lose such executives because of the risks, delays and uncertainties inherent in requiring stockholder approval of a key element of employment arrangements.  For example, it would be impractical to obtain stockholder approval of the terms of a severance agreement before identifying, and reaching agreement with, the prospective executive to whom the severance agreement would be offered because we would be in a position of prematurely disclosing confidential employment negotiations.  Although the proposal states that stockholder approval may be obtained after the material terms of an agreement have been agreed upon, this solution is also impractical.  It is highly unlikely that an executive who is confidentially looking for a new job would be willing to engage in serious employment discussions with us under circumstances in which the prospective executive would bear the risk of stockholder approval being obtained of a proposed severance agreement before the agreement becomes effective.  Therefore, the requirement for stockholder approval for these types of agreements would significantly limit our ability to recruit the best qualified candidates for our executive positions.

          At a minimum, adoption of the proposal would require us to incur significant time and expense to convene a special stockholders’ meeting for the sole purpose of voting on this type of agreement or, alternatively, to delay finalizing such agreement until after its approval at the annual stockholders’ meeting.

          The Compensation Committee, all the members of which are independent directors, determines whether we should enter into employment agreements with its executive officers.  In the event that the Compensation Committee determines that an employment agreement is in the best interests of the Company and its stockholders, we believe we need flexibility to make a competitive offer of employment without delay.  The Compensation Committee, along with the other independent directors of the board, must review and approve all employment arrangements concerning the Chief Executive Officer.  We have a long-standing employment agreement with Dr. Leonard Tow, which is described in our proxy statements.  This employment agreement was entered into in recognition of Dr. Tow’s performance as Chief Executive Officer.  We believe it is essential for us to have the flexibility to offer competitive employment arrangements in order to retain talented executives.

          Placing an arithmetic ceiling or restriction on what we may offer as a severance package without stockholder approval substantially undermines our ability to offer competitive individual employment arrangements that are crucial to attracting and retaining highly-qualified executives and therefore places us at a competitive disadvantage.

          For information regarding certain severance benefits payable to Dr. Tow, see “Employment Agreement” on page 12, and for certain other executive officers, see “Agreement with Scott Schneider” and “Retention Proposals” on pages 16 to 17.

          For the reasons set forth above, the board of directors opposes the adoption of the proposal requesting the board to adopt a formal written policy that would require stockholder approval of severance agreements that exceed 2.99 times the sum of an executive’s base salary plus bonus, and therefore, recommends a vote “AGAINST” the proposal.

OTHER MATTERS

          Our management does not know of matters other than the foregoing that will be presented for consideration at the meeting.

FUTURE STOCKHOLDER PROPOSALS

          To be considered for inclusion in the proxy materials for the 2005 annual meeting, proposals must be received by the Secretary at Citizens Communications Company, Three High Ridge Park, Stamford, CT 06905:

•	Not later than December 12, 2004, if the proposal is submitted for inclusion in our proxy materials for the 2005 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•

On or after January 19, 2005, and on or before February 18, 2005, if the proposal is submitted pursuant to Citizens’ bylaws.  In such a case, the notice of the proposal must meet certain requirements set forth in our bylaws and we are not required to include the proposal in our proxy materials.

          The entire cost of soliciting management proxies will be borne by us.  Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for these services.  For the 2004 annual meeting of stockholders, the Proxy Advisory Group of Strategic Stock Surveillance, LLC, has been retained to assist in soliciting proxies at a fee of $6,000, plus distribution costs and other expenses.

By Order of the Board of Directors

L. Russell Mitten
Secretary

Appendix A

Citizens Communication Company

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”).  The Committee is responsible for oversight of the Company’s independent auditors who shall report directly to the Committee.  The Committee shall assist the Board in undertaking and fulfilling its responsibilities in monitoring (i) the Company’s financial reporting process, (ii) the integrity of the financial statements of the Company, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independence and qualifications of the Company’s internal and independent auditors, and (v) the performance of the Company’s internal audit function and independent auditors.  The Committee shall report regularly to the Board.  The Committee shall prepare all reports concerning this Charter and the activities of the Committee required by regulations of the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange (the “NYSE”).  In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines is necessary to carry out its duties.  The Company shall provide funding required by the Audit Committee to discharge its responsibilities, including the payment of fees and expenses of the Company’s independent auditors and fees and expenses of other advisors and consultants retained pursuant to this Charter, as well as ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Membership

The Committee shall consist of three or more directors, each of whom, in the judgment of the Board, meets the independence requirements of law, rules and regulations applicable to the Company, including the provisions of Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), rules of the SEC and requirements of the NYSE or other applicable securities exchange, each as in effect from time to time.  Each member shall be financially literate, as determined by the Board.  At least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board.  It is the Company’s intention that at least one member of the Committee shall, in the judgment of the Board, have such accounting or financial management expertise as to qualify as an “audit committee financial expert,” as defined in the rules of the SEC.

The Board shall determine whether the service by a Committee member on the audit committees of more than two public companies in addition to the Company during the period of service on the Committee impairs his or her ability to fulfill the duties as a member of the Committee.

Powers and Responsibilities

The powers and responsibilities of the Committee are set forth below.  These are in addition to powers and responsibilities that the members of the Committee may have as directors of the Company or as members of other committees of the Board.  The Company’s management and independent auditors are responsible for the planning and conduct of the audit of the Company’s financial statements and determining that the financial statements are complete and accurate and prepared in accordance with GAAP; this is not the responsibility of the Committee.

The Committee shall:

          Relationship with the Company’s Independent Auditors

1.	Retain and terminate the Company’s independent auditors (subject to stockholder ratification).

2.

Review with the independent auditors the scope and terms of the prospective audit and approve in advance the estimated fees therefor, and such other matters pertaining to such audit as the Committee may deem appropriate.

3.	Approve in advance the retention of the independent auditors for any non-audit service that is not a prohibited service and the fee for such service.

4.

Review a report by the independent auditors at least annually, describing the independent auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors or the review of the independent auditors by the Public Company Accounting Oversight Board, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and all relationships between the independent auditors and the Company which may relate to the auditors’ independence.

5.

Evaluate the qualifications, performance, and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and present its conclusions with respect to the independent auditors to the full Board.

6.	Review and evaluate the audit partners of the independent auditors on the engagement, taking into account the opinions of management and the senior internal auditor.

7.

Ensure the rotation of audit partners on the engagement as required by applicable law and regulation, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

Audit Oversight

8.	Meet with the independent auditors prior to the audit to review the scope, planning, and staffing of the audit.

9.	Obtain from the independent auditors assurance of compliance with independence requirements.

10.	Review with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

11.

Review with the independent auditors problems or difficulties the independent auditors encountered in connection with its prior audit or review and the Company’s response with respect to any such problems or difficulties.  Such review will include:

•	Difficulties encountered in the course of the audit work, including restrictions on the scope of activities or access to required information and disagreements with management;

•	Accounting adjustments that were noted or proposed by the independent auditors;

•	Any communications between the audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement;

•	Any management or internal control letter issued, or proposed to be issued, by the independent auditors;

•	Changes required in the planned scope of the internal audit; and

•	The internal audit department responsibilities, budget and staffing.

12.	Resolve disagreements between management and the independent auditors regarding financial reporting.

Review of Periodic Statements and Disclosures

13.

Review with management and the independent auditors the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operation” and the results of the independent auditors’ reviews of financial statements, and recommend the inclusion of the financial statements in the Company’s periodic filings with the SEC.

14.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

15.

Review analyses prepared by management or the independent auditors of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of all critical accounting policies and practices used, off-balance sheet financial structures, and the effects of alternative generally accepted accounting principles (“GAAP”) methods on the Company’s financial statements, and of non-GAAP financial information, including the use of “pro forma” or “adjusted” financial data included in financial reporting.

16.

Review matters that have come to the attention of the Committee through reports to the Committee from management, legal counsel, and others, that relate to the status of compliance or disclosure and anticipated future compliance with laws, regulations, internal policies and controls, and that may be expected to be material to the Company’s financial statements.

17.	Review with management and the independent auditors the potential effect of regulatory and accounting initiatives on the Company’s financial statements.

18.

Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports, that raise material issues regarding the Company’s financial statements or accounting policies.

19.

Review with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, including the use of “pro forma” or “adjusted” financial data.  Such review may be done generally (consisting of reviewing the types of information to be disclosed and the types of presentations to be made) and need not be in advance of each earnings release or each instance in which the Company provides earnings guidance.

20.	Discuss with the Company’s general counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies.

Review of Controls

21.

Review and discuss with management, the senior internal auditor, and the independent auditors the guidelines for the internal controls over financial reporting, reportable conditions that are identified in the implementation of the internal controls, the occurrence of fraud (whether material or not) that involves management or other employees of the Company who have a significant role in internal control over financial reporting, significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and any significant audit steps adopted in light of such control deficiencies.

22.	Review management’s certification of disclosure controls and procedures and internal controls for financial reporting.

23.

Review with the senior internal auditor, at least quarterly, current and future programs of the Company’s internal audit department, including the procedure for assuring implementation of accepted recommendations made by the auditors and the department; and review summaries of formal audit reports issued by the internal audit department.

24.	Set hiring policies for employees or former employees of the independent auditors.

25.	Review the appointment and replacement of the chief financial officer, the chief accounting officer, and the senior internal auditor.

26.	Review with the Company’s senior internal auditor the adequacy of disclosures of insider and affiliated party transactions.

27.	Review with management and the independent auditors guidelines and policies with respect to major risk assessment and risk management and the steps taken to monitor and control such exposures.

Ongoing Policies

28.

Review reports from management, the Company’s senior internal auditor, and the independent auditors regarding the Company’s compliance with applicable legal requirements and the Company’s Code of Ethics.  Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

29.

Approve procedures for the treatment of complaints received by the Company regarding accounting, internal controls over financial reporting or auditing matters.  Establish procedures for (i) the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submissions by Company employees of comments regarding questionable accounting or auditing matters.

30.

Review policies and procedures with respect to management expense accounts and perquisites, including management’s use of corporate assets, and consider the results of the review of these areas, including compliance with policies and procedures, with the senior internal auditor or the independent auditors.

Audit Committee Activities

31.	Conduct an annual performance evaluation of the Committee.

32.	Review this Charter annually in light of the operations and responsibilities of the Committee.

33.

Undertake such additional activities within the scope of its functions as the Committee may from time to time determine or as may otherwise be required by law, the Company’s Bylaws, Certificate of Incorporation, or the Board.

Meetings

The Committee shall meet as often as it determines is necessary to fulfill its responsibilities, but not less frequently than quarterly.  The Committee shall meet periodically and separately with management, non-management directors, the general counsel, the senior internal auditor and the independent auditors in separate executive sessions.

Amendment

This Charter may be amended only by the affirmative vote of the Board of Directors.

Appendix B

Citizens Communications Company

Compensation Committee Charter

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers.  The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs of the Company.

The Compensation Committee is also responsible for producing an annual report on executive compensation that is to be included in the Company’s proxy statement.

Committee Membership

The Compensation Committee shall consist of no fewer than three directors who satisfy the independence requirements of the New York Stock Exchange and who, in the opinion of the Board of Directors, are independent of management and free from any relationship that would interfere with the exercise of independent judgment.

The members of the Compensation Committee shall be appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee.  The members of the Compensation Committee will elect one of the members to serve as the Chairman.  Each member of the Committee will serve until the next annual meeting of the Company or until he or she resigns or is removed from the Committee by a majority vote of the full Board.

Committee Authority and Responsibilities

1.

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.  The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

2.

The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and, together with the other independent directors, determine and approve the CEO’s compensation levels based on this evaluation.  In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

3.

The Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of all directors, officers, and other key executives, including incentive-compensation plans and equity-based plans.

4.

The Compensation Committee shall annually review and approve, for the CEO and the senior executives of the Company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive compensation opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

5.	The Compensation Committee may form and delegate authority to subcommittees, when appropriate.

6.	The Compensation Committee shall make regular reports to the Board.

7.

The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Compensation Committee shall annually review its own performance.

B-1

Meetings

The Committee will meet as often as necessary to carry out its responsibilities.  Meetings may be called by the Chairman or the full Board.  All meetings of the Committee will be held pursuant to the Bylaws of the Company with regard to notice and waiver, and written minutes of each meeting will be duly filed in the Company records.  Reports of meetings of the Committee will be made to the Board at its next regularly scheduled meeting.

B-2

Appendix C

Citizens Communications Company

Nominating and Corporate Governance Committee Charter

          The Board of Directors of Citizens Communications Company (the “Company”) has constituted and established a Nominating and Corporate Governance Committee (the “Committee”) with the authority, responsibility, and specific duties described in this Charter.

Membership

          The Committee will consist of no fewer than three directors who satisfy the independence requirements of the New York Stock Exchange and who, in the opinion of the Board of Directors, are independent of management and free from any relationship that would interfere with the exercise of independent judgment. Annually, the full Board will elect members to serve on the Committee. The members of the Committee will elect one of the members to serve as the Chairman. Each member of the Committee will serve until the next annual meeting of the Company or until he or she resigns or is removed from the Committee by a majority vote of the full Board. When it deems such action to be appropriate, the Committee may conduct its business and fulfill its responsibilities through one or more subcommittees.

Mission Statement and Responsibilities

          The Committee is responsible for identifying, screening, and recommending qualified candidates to serve on the Company’s Board of Directors, consistent with criteria approved by the Board, and for taking a leadership role in shaping the corporate governance of the Company.  To assist it in the fulfillment of its responsibilities, the Committee has the sole authority to retain and terminate a search firm and to approve the search firm’s fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.  The Committee will review and report periodically to the Board on matters that relate to the selection and qualification of members of the Board as well as the make-up of the Board and its various committees.  The Committee will also develop and recommend to the Board a set of corporate governance principles applicable to the Company.

          The Committee will have the following specific duties:

1.	Develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board;

2.

Review the qualifications of and recommend to the Board (i) those persons to be nominated for election to the Board by the stockholders at each annual meeting of stockholders, and (ii) nominees to be elected by the Board to fill vacancies and newly created directorships;

3.	Develop a pool of potential director candidates for consideration in the event of a vacancy on the Board;

4.	Evaluate the performance of incumbent members of the Board to determine whether to recommend that they be nominated for reelection;

5.	Develop and recommend to the Board procedures for the submission of recommendations for nominees to the Board by stockholders;

6.

Undertake studies and make recommendations to the Board concerning (i) the size and composition of the Board, (ii) the size and composition of each standing committee of the Board, (iii) the term of membership on the Board and its committees, and (iv) the bases for and methods of removing Board and committee members;

7.	Recommend the number of regularly scheduled meetings of the Board and of key committees;

C-1

8.	Maintain oversight of Board operations and effectiveness;

9.	Receive periodically from the Chief Executive Officer his or her recommendations regarding a successor, the development of other executive talent, and the overall executive needs of the Company;

10.	Oversee the performance evaluation of the members of management of the Company;

11.	Review the nomination of corporate officers and make recommendations to the Board of candidates to be elected as officers, including filling vacancies when they occur;

12.	Review periodically with the Company’s General Counsel new legislation, regulations, and other developments affecting the Company’s governance;

13.	Review the Company’s Code of Conduct and Corporate Governance Guidelines and, when appropriate, recommend to the Board any changes, amendments, or modifications that the Committee deems desirable; and

14.	Perform such other duties and responsibilities as the Board may, from time to time, assign to the Committee.

Meetings

          The Committee will meet as often as necessary to carry out its responsibilities. Meetings may be called by the Chairman of the Committee and the full Board. All meetings of the Committee will be held pursuant to the Bylaws of the Company with regard to notice and waiver, and written minutes of each meeting will be duly filed in the Company records.  Reports of meetings of the Committee will be made to the Board at its next regularly scheduled meeting.

Annual Performance Evaluation

          Annually, the Committee will evaluate its performance to determine if it has satisfactorily achieved the objectives and met the responsibilities set forth in this Charter. The Committee will also annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for its approval.

C-2

Citizens Communications Company
Three High Ridge Park
Stamford, CT 06905

2004 Annual Meeting of Stockholders
10:00 a.m., Eastern Time, May 18, 2004
Three High Ridge Park
Stamford, CT 06905

ADVANCE REGISTRATION

Attendance at the Annual Meeting is limited to Citizens’ stockholders, or their authorized representatives, and our guests.  If you plan to attend or send a representative to the Annual Meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.onlineproxy.com/citizens/index.asp. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

CITIZENS COMMUNICATIONS COMPANY 3 HIGH RIDGE PARK	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

STAMFORD, CT 06905

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CTZEN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIZENS COMMUNICATIONS COMPANY

Proposal 1 — Election of Directors

Nominees:
01) Aaron I. Fleischman	07) John L. Schroeder	For	Withhold	For All	To withhold authority to vote for individual(s),
02) Rudy J. Graf	08) Robert A. Stanger	All	All	Except	mark “For All Except” and write the nominee’s
03) Stanley Harfenist	09) Edwin Tornberg	number on the line below.
04) Andrew N. Heine	10) Claire L. Tow	¡	¡	¡
05) William M. Kraus	11) Leonard Tow
06) Scott N. Schneider	12) David H. Ward

Proposal 2	For	Against	Abstain

Approve the ratification of KPMG LLP as our independent public accountants for 2004.	¡	¡	¡

Proposal 3

Our board of directors opposes the adoption of the proposal requesting the board to adopt a formal written policy that would require stockholder approval of severance agreements that exceed 2.99 times the sum of an executive’s base salary plus bonus, and, therefore, recommends a vote “AGAINST” the proposal.

For	Against	Abstain

Stockholder proposal requesting that the Board of Directors adopt a formal written policy that would require stockholder approval of future severance agreements with senior executives.	¡	¡	¡

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder.

For comments, please check this box and write them on the back where indicated	¡

Yes	No

Please indicate if you plan to attend this meeting	¡	¡

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional proxy information.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Information about Delivery of Shareholder Materials

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one Form 10-K to accounts sharing the same last name and address. A copy of Citizens’ 2003 Form 10-K, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received a Form 10-K, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens’ investor relations department by phone at 1-402-572-4972; by mail at 3 High Ridge Park, Stamford, Conn., 06905; or by email at Citizens@czn.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

401(K) SAVINGS PLAN Proxy Solicited on Behalf of Board of Directors

The undersigned hereby authorizes and directs Putnam Fiduciary Trust Company, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints Andrew N. Heine, William M. Kraus, and John L. Schroeder, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the “Company”) to be held on Tuesday, May 18, 2004, at 10:00 a.m., Eastern Time, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CITIZENS COMMUNICATIONS COMPANY 3 HIGH RIDGE PARK	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

STAMFORD, CT 06905

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CTZEN3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIZENS COMMUNICATIONS COMPANY

Proposal 1 — Election of Directors

Nominees:
01) Aaron I. Fleischman	07) John L. Schroeder	For	Withhold	For All	To withhold authority to vote for individual(s),
02) Rudy J. Graf	08) Robert A. Stanger	All	All	Except	mark “For All Except” and write the nominee’s
03) Stanley Harfenist	09) Edwin Tornberg	number on the line below.
04) Andrew N. Heine	10) Claire L. Tow	¡	¡	¡
05) William M. Kraus	11) Leonard Tow
06) Scott N. Schneider	12) David H. Ward

Proposal 2	For	Against	Abstain

Approve the ratification of KPMG LLP as our independent public accountants for 2004.	¡	¡	¡

Proposal 3

Our board of directors opposes the adoption of the proposal requesting the board to adopt a formal written policy that would require stockholder approval of severance agreements that exceed 2.99 times the sum of an executive’s base salary plus bonus, and, therefore, recommends a vote “AGAINST” the proposal.

For	Against	Abstain

Stockholder proposal requesting that the Board of Directors adopt a formal written policy that would require stockholder approval of future severance agreements with senior executives.	¡	¡	¡

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder.

For comments, please check this box and write them on the back where indicated	¡

Yes	No

Please indicate if you plan to attend this meeting	¡	¡

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional proxy information.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Information about Delivery of Shareholder Materials

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one Form 10-K to accounts sharing the same last name and address. A copy of Citizens’ 2003 Form 10-K, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received a Form 10-K, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens’ investor relations department by phone at 1-402-572-4972; by mail at 3 High Ridge Park, Stamford, Conn., 06905; or by email at Citizens@czn.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

CITIZENS COMMUNICATIONS COMPANY Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Andrew N. Heine, William M. Kraus, and John L. Schroeder, or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the “Company”) to be held on Tuesday, May 18, 2004, at 10:00 a.m., Eastern Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)